Exhibit 97

COCA-COLA EUROPACIFIC PARTNERS PLC
POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION

Introduction

The Board of Directors (the “Board”) of Coca-Cola Europacific Partners plc (the “Company”) has adopted this Policy on Recoupment of Incentive Compensation (this “Policy”), which provides for the recoupment of compensation in certain circumstances in the event of a restatement of financial results by the Company. This Policy shall be interpreted to comply with the requirements of U.S. Securities and Exchange Commission (“SEC”) rules and Nasdaq Stock Market (“Nasdaq”) listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

Administration

This Policy shall be administered by the Remuneration Committee of the Board or another committee duly authorized by it (the “Remuneration Committee”). Any determinations made by the Remuneration Committee shall be final and binding on all affected individuals. The Remuneration Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy, in all cases consistent with the Dodd-Frank Act. The Board may amend this Policy from time to time in its discretion.

Covered Executives
This Policy applies to any current or former “executive officer,” within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended, of the Company or a subsidiary of the Company (each such individual, an “Executive”). This Policy shall be binding and enforceable against all Executives and their beneficiaries, executors, administrators, and other legal representatives.

Recoupment Upon Financial Restatement

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Financial Restatement”), the Remuneration Committee shall cause the Company to recoup from each Executive, as promptly as reasonably possible, any erroneously awarded Incentive-Based Compensation, as defined below.

No-Fault Recovery

Recoupment under this Policy shall be required regardless of whether the Executive or any other person was at fault or responsible for accounting errors that contributed to the need for the Financial Restatement or engaged in any misconduct.

Compensation Subject to Recovery; Enforcement

This Policy applies to all compensation granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures, whether or not presented within the Company’s financial statements or included in a filing with the SEC, including share price and total shareholder return (“TSR”), including but not limited to performance-based cash, shares, options or other equity-based awards paid or granted to the Executive (“Incentive-Based Compensation”). Compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, such as base salary, restricted shares or options with time-based vesting, or a bonus awarded solely at the discretion of the Board or Remuneration Committee and not based on the attainment of any financial measure, is not subject to this Policy.

In the event of a Financial Restatement, the amount to be recovered will be the excess of (i) the Incentive-Based Compensation received by the Executive during the Recovery Period (as defined below) based on the erroneous data and calculated without regard to any taxes paid or withheld, over (ii) the Incentive-Based Compensation that would have been received by the Executive had it been calculated based on the restated financial information, as determined by the Remuneration Committee. For purposes of this Policy, “Recovery Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare the Financial Restatement, as determined in accordance with the last sentence of this paragraph, or any transition period that results from a change in the Company’s fiscal year (as set forth in Section 5608(b)(i)(D) of the Nasdaq Listing Rules). The date on which the Company is required to prepare a Financial Restatement is the earlier to occur of (A) the date the Board or a Board committee (or authorized officers of the Company if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Financial Restatement.

For Incentive-Based Compensation based on share price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the Remuneration Committee shall determine the amount to be recovered based on a reasonable estimate of the effect of the Financial Restatement on the share price or TSR upon which the Incentive-Based Compensation was received and the Company shall document the determination of that estimate and provide it to Nasdaq.

Incentive-Based Compensation is considered to have been received by an Executive in the fiscal year during which the applicable financial reporting measure was attained or purportedly attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

The Company may use any legal or equitable remedies that are available to the Company to recoup any erroneously awarded Incentive-Based Compensation, including but not limited to (i) lapsing, reducing, cancelling or forfeiting cash or shares which may be or otherwise become due to the Executive under any option, award or discretionary bonus granted under any incentive plan, deferred bonus plan or discretionary bonus arrangement operated by the Company or any subsidiary of the Company, except an option, award or discretionary bonus granted under an all-employee share-related incentive plan or any other plan determined by the Remuneration Committee to be excluded for these purposes (an “Award”); (ii) reducing the amount of any future Award to be granted to the Executive; (iii) forfeiting whole or in part cash or shares being held on behalf of the Executive in any retention arrangement in connection with any incentive plan, deferred bonus plan or discretionary bonus arrangement operated by the Company or any subsidiary of the Company, except an all-employee share-related incentive plan or any other plan determined by the Remuneration Committee to be excluded for these purposes; (iv) making a deduction from any payment otherwise due to the Executive, to the extent permitted by law; and/or (v) claiming repayment of an amount directly from the Executive (in cash or shares), which the Executive must repay on receipt of a written request, (or, in any of these cases, procuring that another person will).

Where an Executive is required to make a payment in the form of shares (i) the Executive will cease to have any rights in respect of the shares; (ii) the beneficial title to the shares will immediately transfer to the Company or such other person as the Remuneration Committee specifies; (iii) the legal title to the shares will be transferred to the Company, or such other person as the Remuneration Committee specifies, as soon as possible, and the Executive will enter into such documents and take all actions that the Company requires to effect or facilitate the transfer; and (iv) the Remuneration Committee may require the Executive to appoint a person to act as the Executive’s agent and/or attorney to effect any transfers or take any actions required in respect of the shares.

Executives shall be solely responsible for any tax consequences to them that result from the recoupment or recovery of any amount pursuant to this Policy, and the Company shall have no obligation to administer the Policy in a manner that avoids or minimizes any such tax consequences.

No Indemnification

The Company shall not indemnify any Executive or pay or reimburse the premium for any insurance policy to cover any losses incurred by such Executive under this Policy or any claims relating to the Company’s enforcement of rights under this Policy.

Exceptions

The compensation recouped under this Policy shall not include Incentive-Based Compensation received by an Executive (i) prior to beginning service as an Executive or (ii) if he or she did not serve as an Executive at any time during the performance period applicable to the Incentive-Based Compensation in question. The Remuneration Committee may determine not to seek recovery from an Executive in whole or part to the extent it determines in its sole discretion that such recovery would be impracticable because (A) the direct expense paid to a third party to assist in enforcing recovery would exceed the recoverable amount (after having made a reasonable attempt to recover the erroneously awarded Incentive-Based Compensation and providing corresponding documentation of such attempt to Nasdaq), (B) recovery would violate the home country law that was adopted prior to November 28, 2022, as determined by an opinion of counsel licensed in the applicable jurisdiction that is acceptable to and provided to Nasdaq, or (C) recovery would likely cause any 401(k) plan or other tax-qualified retirement plan operated by the Company or any member of its group to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Other Remedies Not Precluded

The exercise by the Remuneration Committee of any rights pursuant to this Policy shall be without prejudice to any other rights or remedies that the Company, the Board or the Remuneration Committee may have with respect to any Executive subject to this Policy, whether arising under applicable law (including pursuant to Section 304 of the Sarbanes-Oxley Act of 2002), regulation or pursuant to the terms of any other policy of the Company, service contract, equity award, cash incentive award or other agreement applicable to an Executive. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Incentive-Based Compensation under this Policy and any other such rights or remedies.

Acknowledgment

To the extent required by the Remuneration Committee, each Executive shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Executive will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Executive shall be fully bound by, and must comply with, the Policy, whether or not such Executive has executed and returned such acknowledgment form to the Company.

Effective Date and Applicability

This Policy has been adopted by the Board on October 18, 2023, and shall apply to any Incentive-Based Compensation that is received by an Executive on or after October 2, 2023.

EXHIBIT A
DODD-FRANK COMPENSATION CLAWBACK POLICY
ACKNOWLEDGEMENT FORM
Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Coca-Cola Europacific Partners plc Policy on Recoupment of Incentive Compensation, as amended from time to time (the “Policy”).

By signing this Acknowledgement Form, the undersigned acknowledges, confirms and agrees that the undersigned: (i) has received and reviewed a copy of the Policy; (ii) is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company; and (iii) will abide by the terms of the Policy, including, without limitation, by reasonably promptly returning any recoverable compensation to the Company as required by the Policy, as determined by the Remuneration Committee in its sole discretion.

Sign: _____________________________
Name: [Employee]

Date: _____________________________